As filed with the Securities and Exchange Commission on September 28, 2001
                                                       Registration No._________



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549
                      ____________________________________

                                    FORM SB-2
                             Registration Statement
                        Under the Securities Act of 1933
                      ____________________________________
                               MAC FILMWORKS, INC.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                     7822                  74-2820999
(State or other jurisdiction    (Primary Standard         (I.R.S. Employer
    of incorporation or      Industrial Classification  Identification Number)
        organization)              Code Number)

   MR. JIM MCCULLOUGH, SR.
     MAC FILMWORKS, INC.                              MAC FILMWORKS, INC.
9464 MANSFIELD ROAD, SUITE A-1                 9464 MANSFIELD ROAD, SUITE A-1
 SHREVEPORT, LOUISIANA 71118                     SHREVEPORT, LOUISIANA 71118
      (318) 687-8785                                   (318) 687-8785
(Address and telephone number                (Name, address and telephone number
of principal executive offices)                    of agent for service)

                                   Copies to:
                               THOMAS C. PRITCHARD
                            BREWER & PRITCHARD, P.C.
                           THREE RIVERWAY, SUITE 1800
                              HOUSTON, TEXAS  77056
                              PHONE (713) 209-2950
                              _____________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
______________________

                                    CALCULATION OF REGISTRATION FEE

=======================================  ================  ==================  ==================  =================
TITLE OF EACH CLASS OF                   AMOUNT            PROPOSED MAXIMUM    PROPOSED MAXIMUM    AMOUNT OF
SECURITIES TO BE REGISTERED              BEING REGISTERED  OFFERING PRICE      AGGREGATE           REGISTRATION FEE
                                                           PER SHARE(1)        OFFERING PRICE(1)
---------------------------------------  ----------------  ------------------  ------------------  -----------------
Units, each consisting of                         250,000  $             1.00  $          250,000  $           62.50
---------------------------------------  ----------------  ------------------  ------------------  -----------------
   (a) one share of common stock. . . .           250,000                  --                  --                 --
=======================================  ================  ==================  ==================  =================
   (b) one Class A warrant to purchase
         one share of common stock, and           250,000  $             2.00  $          500,000  $             125
=======================================  ================  ==================  ==================  =================
   (c) one Class B warrant to purchase
         one share of common stock. . .           250,000  $             3.00  $          750,000  $          187.50
=======================================  ================  ==================  ==================  =================
TOTAL . . . . . . . . . . . . . . . . .                                        $        1,500,000  $             375
=======================================  ================  ==================  ==================  =================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
_________________________

     The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated September 28, 2001

Preliminary Prospectus

          The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                               MAC FILMWORKS, INC.

                                  250,000 UNITS

     This is our initial public offering of 250,000 units at a price of $1.00 per unit. Each unit consists of one share of common stock and two redeemable warrants, each to purchase one share of common stock. The common stock and the warrants included in the units are separately transferable at any time after the date of this prospectus.

     The units will be offered on a best efforts minimum/maximum basis with a minimum offering of 100,000 units or $100,000, and a maximum offering of 250,000 units or $250,000. We have retained ____________________________________ to assist us in offering and selling the units.

     All proceeds from the sale of the first 100,000 units will be placed in a non-interest bearing escrow account. If we are unable to sell the minimum amount, we will return your funds to you promptly without interest. The offering will close upon the sale of all 250,000 units or 90 days from the date of this prospectus, unless extended for an additional 90 days by the underwriter and our board of directors.

     The units, common shares, and warrants are not currently traded on any exchange, Nasdaq or on the OTC Electronic Bulletin Board. We intend to apply for listing of the common shares and the warrants on the OTC Electronic Bulletin Board.

                   Price to      Sales       Proceeds to
                  Investors   Commissions   Mac Filmworks
                  ----------  ------------  --------------
Per Unit . . . .  $     1.00  $       0.10  $         0.90
                  ----------  ------------  --------------
Minimum Offering  $  100,000  $     10,000  $       90,000
                  ----------  ------------  --------------
Maximum Offering  $  250,000  $     25,000  $      225,000
                  ----------  ------------  --------------

                           ___________________________

     This investment involves a high degree of risk. You should purchase the units only if you can afford a complete loss of your investment. WE URGE YOU TO READ THE RISK FACTORS SECTION BEGINNING ON PAGE 4 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           ___________________________

              The date of this prospectus is _______________, 2001

                                TABLE OF CONTENTS



                                                                                     PAGE
                                                                                     ----
Prospectus summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Risk factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Use of proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
Determination of offering price . . . . . . . . . . . . . . . . . . . . . . . . . .    11
Dividend policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
Dilution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
Management's discussion and analysis of financial condition and plan of operation .    14
Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
Executive compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
Principal stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
Certain relationships and related transactions. . . . . . . . . . . . . . . . . . .    28
Description of securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
Shares eligible for future sale . . . . . . . . . . . . . . . . . . . . . . . . . .    30
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
Disclosure of Commission position on indemnification for Securities Act liabilities    34
Market for common stock and related stockholder matters . . . . . . . . . . . . . .    34
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
Legal matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
Where you can find more information . . . . . . . . . . . . . . . . . . . . . . . .    35

                               PROSPECTUS SUMMARY

     To understand this offering fully, you should read the entire prospectus carefully, including the Risk Factors section beginning on page 4 and the financial statements.


                               MAC FILMWORKS, INC.

     We are a development stage entertainment company that intends to market and distribute our entertainment library of approximately 996 motion picture features, made-for-television movies, animated children's films and cartoons to consumers through various sources. We intend to market our entertainment library directly to consumers through wholesalers, distributors and through various sources on the Internet. In the future, we may decide to market our products to consumers through the use of broad bandwidth technology to provide video-on-demand, which will allow consumers to download film and television programming in digital format through the Internet.

     Our primary business will be:

     - the distribution and marketing of our entertainment library through traditional distribution channels and over the Internet;

     - the acquisition of additional films, television properties and cartoons; and

     - the colorization of selected black-and-white classic films and children's titles.

     Our principal executive offices are located at 9464 Mansfield Road, Suite A-1, Shreveport, Louisiana 71118, and our phone number is (318) 687-8785. All references to we, our, or us, refer to Mac Filmworks, Inc., a Delaware corporation, and our subsidiary, Mac Filmworks, Inc., a Texas corporation.



                                  THE OFFERING

Securities offered. . . . .  We are offering a minimum of 100,000 units and a maximum of
                             250,000 units at a price of $1.00 per unit, each unit consisting of one share of common stock and two warrants.  Each warrant gives the holder the right to purchase one share of common stock.

Common stock outstanding
prior to the offering . . .  10,654,658 shares.

Common stock outstanding
after the offering. . . . .  We will have a minimum of 10,754,668 shares up to a maximum of 10,904,658 shares.


                                        1

Warrants outstanding
after the offering. . . . .  We will have a minimum of 100,000 Class A warrants and
                             100,000 Class B warrants up to a maximum of 250,000 Class A warrants and 250,000 Class B warrants.  The Class A warrants and Class B warrants are collectively referred to as the "warrants"
                             and are identical in all respects other than their exercise prices.

Exercise terms of warrants   The warrants are exercisable at any time after the date of the prospectus. The Class A warrants are exercisable at a price of
                             $2.00 per share and the Class B warrants are exercisable at a price of $3.00 per share.

Expiration date of warrants  The warrants expire three years from the date of this prospectus.

Use of proceeds . . . . . .  Assuming we raise the minimum amount, we will receive net proceeds of approximately $90,000 after payment of sales
                             commissions and offering expenses.  We intend to use the net proceeds for the following purposes:

                                   -    $50,000 for payment of existing debts;
                                   -    $20,000 for marketing expenses; and
                                   -    $20,000 for working capital expenses.

                             Assuming we raise the maximum amount, we will receive
                             approximately $225,000 after the payment of sales commissions and offering expenses.  We intend to use the net proceeds for the following purposes:

                                   -    $75,000 for payment of existing debts;
                                   -    $75,000 for marketing expenses; and
                                   -    $75,000 for working capital.


                             The allocation of net proceeds to these uses is our best estimate.
                             Our board of directors has the discretion to determine the use of a substantial portion of the net proceeds of the offering.  For a more detailed description of the existing debts to be paid, please see the
                             "Use of Proceeds" section on page 10.


Market for our securities .  Our units, common stock, and warrants are not currently traded on any exchange, Nasdaq, or on the OTC Bulletin Board.  We can provide no assurance that there will be a market in the future for our common stock.

                          SUMMARY FINANCIAL INFORMATION

     The following financial information is derived from our audited financial statements for the fiscal years ended December 31, 2000 and 1999 and the unaudited finiancial statements for the six-month period ended June 30, 2001 and 2000.

                                               YEAR ENDED           SIX MONTHS ENDED
                                              DECEMBER 31,              JUNE 30,
                                         ----------------------  ----------------------
STATEMENT OF OPERATIONS DATA:               2000        1999        2001        2000
                                         ----------  ----------  ----------  ----------

   Revenues . . . . . . . . . . . . . .          -           -           -           -
   General and administrative expenses.  $ 266,198   $ 206,123   $ 286,270   $  37,363
   Depreciation and amortization. . . .  $   1,088           -   $   1,088           -
   Interest expense . . . . . . . . . .  $  53,284   $  39,774   $  28,661   $  31,196
   Net earnings (loss). . . . . . . . .  $(320,570)  $(218,397)  $(316,019)  $(168,559)
   Net loss per common share. . . . . .  $    (.04)  $    (.03)


                                        YEAR ENDED        SIX MONTHS ENDED
BALANCE SHEET DATA:                  DECEMBER 31, 2000     JUNE 30, 2001
                                    -------------------  ------------------
  Working capital (deficit). . . .  $       (1,160,314)  $      (1,225,245)
  Total assets . . . . . . . . . .  $          689,464   $         688,182
   Notes payable for film
   library purchases . . . . . . .  $          653,124   $         681,784
   Amounts due to related parties.  $          184,000   $         226,000
   Stockholders' equity (deficit).  $         (471,072)  $        (537,091)

                                  RISK FACTORS

     Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

YOU WILL HAVE TO MAKE YOUR INVESTMENT DECISION ON THIS LIMITED OPERATING HISTORY, WHICH MAY NOT BE REPRESENTATIVE OF OUR FUTURE OPERATIONS.

     We were incorporated in October 1997. Since inception we have conducted minimal operations. Thus, we have a limited operating history for you to analyze or to aid you in making an informed judgment concerning the merits of an investment in our securities. We may not be able to successfully generate revenues, operate profitably, or make any distributions to the holders of our
securities.   Any investment in our securities should be considered a high risk investment because you will be placing funds at risk in an unseasoned start-up company with unforeseen costs, expenses, competition and other problems to which start-up ventures are often subject.

WE WILL BE DEPENDENT ON OUR ABILITY TO RAISE ADDITIONAL CAPITAL. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, WE WILL NOT BE ABLE TO FUND FUTURE OPERATIONS AND MAY HAVE TO CEASE OPERATIONS.

     To execute our business strategy, we will require more capital than we currently have or have commitments to receive. As of September 14, 2001, we had approximately $1,100 in cash reserves. To execute our business plan as intended, we anticipate we will need a minimum of approximately $75,000 per month. We do not currently have sufficient working capital to execute our business plan, and until the close of this offering we intend to conduct minimal operations. We do not currently generate any revenue and may not generate any revenue in fiscal 2001 or in the future. We will be dependent upon the proceeds of this offering to fund operations through fiscal 2001 and will likely be dependent on future offerings to fund operations in fiscal 2002.

     With such limited existing cash reserves and without any current sources of internal liquidity, we will be dependent on our ability to raise additional capital. Our current operations are limited to maintaining our office and films and attempting to raise additional capital. We have relied primarily on loans from our chief executive officer and his affiliates and through sales of common stock.

     If we sell the minimum amount, we believe that we will have capital sufficient to fund operations for approximately three months from the date the proceeds are released from escrow. If we raise the maximum amount, we believe that we will have sufficient capital to fund operations for approximately six months from the date the initial proceeds are released from escrow. In either case, however, we may require additional external funds at an earlier date if operating expenses are greater than anticipated.

     If we are unable to raise additional capital by August 2002, the date a substantial portion of our debts become due, we may have to cease conducting business, curtail any operations, or bring cash flows into balance by some other method.

WE HAVE ISSUED PROMISSORY NOTES TO ENTITIES FROM WHOM WE PURCHASED FILM AND TELEVISION LIBRARIES AND WE HAVE NOT CREATED A SINKING FUND FOR THE REPAYMENT OF THOSE NOTES. WE MUST EITHER GENERATE SIGNIFICANT REVENUES OR RAISE ADDITIONAL PROCEEDS TO MAKE PAYMENT OF THE NOTES.

     In August and September 1997, issued several promissory notes in connection with the purchase of our film libraries. Principal payments of the notes, which were originally due in 1998 and 1999, with interest accruing on each at 8% per annum, have been extended annually since 1998 since we were unable to make payments on those notes. We will owe approximately $275,000 in principal on August 2002, with the remainder due in August 2003.

     We have not created any fund for repayment of the notes. We have not generated any revenues to date and there can be no assurance that we will be able to generate substantial revenues we will enable us to repay the notes on
maturity.   Since we do not intend to use the proceeds from this offering to make payments on those debts, we must either raise additional capital or generate significant revenues. We have no commitments for such funding, and we can provide no assurance that we will be able to raise such funding on favorable terms, if at all. If we are unable to generate significant revenues or we are not able to raise additional funding, we will default on the notes.

     Although we are legally obligated to make payment on the notes, there is no assurance that we will be financially able to do so, and it should be assumed that if we are not able to produce significant profits or raise additional proceeds prior to the maturity date of the notes, we will not be able to make payment on the notes.

WE DEPEND ON THE SERVICES OF JIM MCCULLOUGH, SR. AND THE LOSS OF HIS SERVICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

     Our success is dependent upon, among other things, the experience and abilities of Jim McCullough, Sr. Mr. McCullough has extensive experience, business contacts, and knowledge of the film production and distribution
industry.   Mr. McCullough is solely responsible for our sales, marketing and product development. In August 2001, we entered into a three-year employment agreement with Mr. McCullough. We do not maintain key-man life insurance on Mr. McCullough's life. The loss of Mr. McCullough's services for any reason could have a material adverse effect on our ability to continue operations.

MEMBERS OF OUR MANAGEMENT TEAM MAY CONFLICTS OF INTEREST WITH MAC FILMWORKS. IF MR. MCCULLOUGH DOES NOT DISCLOSE A CONFLICT OF INTEREST TO MAC FILMWORKS AND A BUSINESS OPPORTUNITY IS TAKEN FROM US, OUR BUSINESS MAY SUFFER.

     Our strategy to distribute and market our entertainment libraries and acquire additional film libraries may raise potential conflicts of interest
between Mac Filmworks and our president and chairman, Jim McCullough, Sr.   In
addition to being an officer and director of Mac Filmworks, he is the president and principal shareholder of Triad Family Media, Inc., a business involved in the licensing and distribution of motion picture films.

     From time to time, Mr. McCullough may become aware of investment and business opportunities and may be faced with the issue of whether to involve Mac Filmworks in such a transaction. Mr. McCullough may have conflicts in the event that Triad actively seeks the acquisition of properties and business that are identical or similar to those that Mac Filmworks might seek. If at any time Mac Filmworks and Triad are simultaneously seeking business opportunities, Mr. McCullough may face the conflict of whether to submit a potential business acquisition to Mac Filmworks or to Triad.

     We have not established formal guidelines or procedures for resolving potential conflicts between Mac Filmworks and our management, except to impose an affirmative obligation to disclose any conflicts to our shareholders and the board of directors, and to contractually limit his involvement in other competitive businesses to no more than ten percent of his daily involvement. His failure to resolve conflicts of interest in favor of Mac Filmworks may result in his being liable to Mac Filmworks.

OUR ENTERTAINMENT LIBRARY MAY NOT APPEAL TO MASS AUDIENCES, WHICH WILL LIKELY NEGATIVELY AFFECT OUR ABILITY TO GENERATE REVENUE.

     We currently have 996 films, made-for-television movies, animated features and cartoons in our entertainment library. We have options to purchase an additional 700 titles from Durbin Entertainment and an option to purchase 239 films from Saturn Video. Of the titles we own and the titles we have an option to buy, approximately 75% of our films and television programming were theatrically released prior to 1948.

     Dependence on our entertainment library poses a significant risk in the event problems are encountered with respect to the audience tastes, cost of the product, or other competitive products that reduce demand for our products. We can provide no assurance successfully instituting our marketing plan will lead to market acceptance. If our films and television properties are not accepted by consumers, we may not generate sufficient revenue to cover related expenses, which may have a material adverse effect on our business and on your investment.

AN INTEGRAL PART OF OUR BUSINESS PLAN IS DEPENDENT UPON THE WIDESPREAD AVAILABILITY AND ACCEPTANCE OF BROAD BANDWIDTH AND HIGH SPEED INTERNET CONNECTIONS. IN THE EVENT THAT SUCH CONNECTIONS ARE NOT AVAILABLE OR DO NOT GAIN ACCEPTANCE, OUR BUSINESS MAY BE MATERIALLY EFFECTED.

     In the future, we intend to invest in transferring our film and television properties into digital formats and to design our web site to provide high-speed access. However, downloading films and television programs from the Internet and broad bandwidth distribution networks may never achieve consumer acceptance. If video-on-demand does not achieve widespread consumer acceptance, we may be unable to effectively distribute our audio and video content in its most compelling format. Further, if video on-demand does not gain consumer acceptance, we may never realize a return on the investments we intend to make in building infrastructure and transferring our content into digital formats.

     A key element to our business strategy is the development of an Internet web site that is capable of providing direct on-demand downloadable film and television properties from our entertainment library. Our web site is not currently operational although we have registered our domain name. To experience the full extent of our audio and full-motion video in a digital medium, we must transfer our masters into digital format to make them available to consumers on the Internet. In addition, consumers will likely require a high-bandwidth connection, such as cable or direct subscriber line modem or satellite data broadcast, in order to download our content.

IF CONSUMERS SPEND LESS ON ENTERTAINMENT-RELATED GOODS AND SERVICES, WE MAY HAVE DIFFICULTY GENERATING REVENUES OR BECOMING PROFITABLE.

     Our business opportunities are directly dependent upon the level of consumer spending on home entertainment products and other related products, a discretionary spending item. In addition, our success depends upon a number of factors relating to consumer spending, including future economic conditions affecting disposable consumer income such as employment, business conditions, interest rates, and tax rates. Consumer spending in general or spending in the home entertainment market in particular may decline, which would likely have a direct effect on our ability to generate revenue.

OUR ENTERTAINMENT LIBRARY MAY BE DAMAGED OR DESTROYED IF WE OR ANY OTHER COMPANY WHICH MAINTAINS CUSTODY OF PORTIONS OF OUR LIBRARY FAIL TO PROPERLY CARE FOR AND PRESERVE OUR PROPERTIES.

     Film negatives, often referred to as masters, must be properly cared for and stored at the appropriate conditions. We currently store approximately 250, or 25% of the approximately 996 films we own at our facility in Shreveport. The remaining films are currently being cared for and are in the custody of the companies from which we purchased the films, and they will release the films upon our request. We do not have general liability insurance to cover the loss or damage on any of the approximately 996 films we own or any of the films that we have an option to buy. Any errors or failures to properly care for any of our properties could result in the loss, damage or destruction to those properties, which may have a material adverse effect on our operations.

IF IT IS DETERMINED THAT WE DO NOT HAVE PROTECTIBLE RIGHTS TO ANY OF OUR FILMS, WE MAY SUBJECT TO CLAIMS OF COPYRIGHT INFRINGEMENT, WHICH IF SUCCESSFUL WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

     Of the approximately 2,000 properties we either own or have the option to purchase, each and every title was verified by Copyright Researchers, Inc., a copyright research firm that provides detail verification of each film title as obtained directly from the records available at the US Copyright Office in Washington, D.C. Each company that we have acquired film properties from has warranted the validity of ownership for these public domain assets and copyrighted features.

     Approximately 260, or 26% of the 996 films we own are under copyright protection. Of the 700 films and television serials we have the option to purchase from Durbin Entertainment library and 239 of the 309 films we have an option to purchase from Saturn Video, none of the properties are under copyright protection, and are considered public domain assets. There can be no assurance that the copyright to each and every property we own has not expired and fallen into the public domain. We believe we have protectible rights with respect to all of our works. If infringement claims are successfully made against Mac Filmworks, we may have to halt the development, marketing, and distribution of select titles or may incur liabilities in excess of our ability to pay causing us to either cease operations or sell assets.

YOU MAY HAVE DIFFICULTY SELLING ANY SECURITIES YOU BUY IN THIS OFFERING IF AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK OR WARRANTS DOES NOT DEVELOP OR CONTINUE AFTER THIS OFFERING.

     Before this offering, no public market has existed for our common stock or warrants and an active trading market may not develop. We intend to apply for listing of our common stock and the warrants underlying the units on the OTC Electronic Bulletin Board. However, we cannot assure that our application for listing will be accepted or that we will be able to maintain the listing in the future. Even if our stock or warrants is listed, that does not guarantee that an active trading market for our common stock will develop and continue after this offering.

YOUR INVESTMENT MAY SUFFER IF THE PROCEEDS OF THIS OFFERING ARE NOT SPENT EFFECTIVELY.

     We estimate that the net proceeds from this offering will be $90,000 if we sell the minimum amount and $225,000 if we sell the maximum amount, after deducting underwriting discounts and offering expenses. We intend to use a substantial portion of the net proceeds for:

     -    payment of existing debts;
     -    marketing expenses; and
     -    working capital and other general corporate purposes.

     These are general categories, and expenditures within each category may vary depending on future events. Consequently, our board of directors and management may apply much of the net proceeds of this offering to uses you may not consider desirable. The failure of management to apply these funds effectively could have a material effect on our ability to continue operations.

THE BOOK VALUE OF THE SECURITIES PURCHASED IN THIS OFFERING WILL BE SUBSTANTIALLY LESS THAN THE PURCHASE PRICE OF THE UNITS.

     The initial public offering price of our units is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after the offering. If you purchase common stock in this offering you will incur immediate and substantial dilution.

     The price of our units was determined by our board of directors and is not based on an independent valuation of our assets or other recognized criteria of investment value, such as book value, cash flow, earnings, or financial condition. The price, therefore, does not indicate that the units or securities underlying the units have a value or can be resold. We cannot assure you that if a trading market develops in our common stock or warrants that they will trade at prices in excess of the initial purchase price of the units at any time.

SALES OF ADDITIONAL SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET MAY CAUSE OUR STOCK PRICE TO FALL. IF THE PRICE OF OUR COMMON STOCK FALLS, THE VALUE OF YOUR INVESTMENT WILL DECREASE AND WE MAY GREATER DIFFICULTY ATTEMPTING TO RAISE ADDITIONAL CAPITAL.

     Once the shares of common stock underlying the units sold in this offering are eligible for resale in the open market, which could occur while we are still selling units directly to investors in this offering, trading prices for the shares could fall below the offering price of the units. In such event, we may be unable to sell the units to investors, which would negatively impact the offering. As a result, our planned operations would suffer from inadequate working capital.

     In addition, sales of substantial amounts of our common stock in the public market after this offering is completed could adversely affect the prevailing market price of our common stock. Sales of substantial amounts of common stock in the public market, or the perception that sales could occur, could adversely affect the prevailing market price for the common stock and could impair our ability to raise capital through a public offering of equity securities.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK.

     All earnings will be retained for our use in the operation of our businesses. Accordingly, we do not anticipate that we will pay dividends on our common stock in the future. See "Dividend Policy." Accordingly, investors should not expect to earn any income from their investment in the units until they sell the securities underlying the units, which sale may be at a loss or unable to be effectuated.

A CURRENT PROSPECTUS AND STATE REGISTRATION IS REQUIRED TO EXERCISE WARRANTS.
IF WE DO NOT MAINTAIN A CURRENT PROSPECTUS OR REGISTER THE SHARES OF COMMON STOCK UNDERLYING THE WARRANTS IN A STATE IN WHICH YOU RESIDE, WE MAY NOT BE ABLE TO ISSUE YOU SHARES OF COMMON STOCK UPON THE EXERCISE OF THOSE WARRANTS.

     Investors may never be able to exercise their warrants and receive the additional shares of common stock underlying those warrants because of regulatory burdens that we may not be able to afford or surmount.

     We will be able to issue shares of common stock upon exercise of the warrants only if there is a current prospectus relating to such common stock under an effective registration statement filed with the SEC and only if such shares of common stock are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various warrantholders reside. We may not be able to do so.

     Although the units will not knowingly be sold to purchasers in jurisdictions in which the units are not registered or otherwise qualified for sale, purchasers may buy warrants in the aftermarket or may move to jurisdictions in which the common stock issuable upon exercise of the warrants is not so registered or qualified. In this event, we would be unable to issue shares of common stock to those warrantholders upon exercise of the warrants unless and until the common stock issuable upon exercise of the warrants is qualified for sale or exempt from qualification in jurisdictions in which the holders reside. Accordingly, the warrants may be deprived of any value if a then current prospectus covering the common stock issuable upon exercise of the warrants is not effective pursuant to an effective registration statement or if such common stock is not qualified or exempt from qualification in the jurisdictions in which the warrantholders reside. We may not be able to effect any required registration or qualification.

THE ESCROW AGENT MAY HOLD YOUR FUNDS FOR UP TO 180 DAYS FROM THE DATE OF THIS PROSPECTUS AND THEN RETURN THEM TO YOU, WITHOUT INTEREST.

     The escrow agent will hold the funds deposited in the escrow account until either the condition to release the funds is fulfilled or the expiration date of the offering. As a result, it is possible that the escrow agent could hold the funds in escrow for up to 180 days from the date of this prospectus. On that date, the escrow agent would be required to return the funds in the escrow account to you without interest or deduction if we have not sold 100,000 units.

A SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS CONTAINED IN THIS
PROSPECTUS.

     Some of the statements contained in this prospectus, in particular the risk factors, management's discussion and analysis of financial condition and plan of operations, and business sections, discuss future expectations, contain projections of results of operation or financial condition or state other forward-looking information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

     - the success or failure of our efforts to implement our business strategy;
     - our ability to raise sufficient capital to meet operating requirements;
     -    the uncertainty of consumer demand for our services;
     -    our ability to protect our intellectual property rights;
     -    our ability to compete with major established companies; and
     -    other risks which may be described in future filings with the SEC.

     We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                 USE OF PROCEEDS

Minimum Amount Sold

     If we sell the minimum number of units, we will receive estimated net proceeds of $90,000. We anticipate that the estimated net proceeds will be expended as follows:

     -    $50,000 for payment of existing debts;
     -    $20,000 for marketing expenses; and
     -    $20,000 for working capital expenses.

     Of the $50,000 we intend to allocate for the payment of existing debts, we intend to pay the following debts:

     (1) $15,600 to pay in full a revolving line of credit. The outstanding balance on the line of credit, as of August 31, 2001, was approximately $15,560, which amount accrues interest at a rate of 13.5% per annum.

     (2) $23,700 to pay in full four Company credit cards. The outstanding balance on the Company's credit cards, as of August 31, 2001, was approximately $23,500. The balance on the credit cards accrues interest at rates ranging from approximately 18% to 21% per annum.

     (3) $10,700 to make partial payments on loans made by our chief executive officer and his affiliates. The loans, which totaled approximately $242,000 as of August 31, 2001, are payable on demand and do not accrue interest.

Maximum Amount Sold

     If we sell the maximum number of units, we will receive estimated net proceeds of $225,000. We anticipate that the estimated net proceeds will be expended as follows:

     -    $75,000 for payment of existing debts;
     -    $75,000 for marketing expenses; and
     -    $75,000 for working capital.

     Of the $75,000 we intend to allocate for the payment of existing debts, we intend to pay the following debts:

     (1) We intend to use $39,300 of the proceeds to pay the existing debts that were described in items (1) through (3) above.

     (2) $35,700 to make partial payments on loans made by our chief executive officer and his affiliates.

     The foregoing represents our best estimate of the allocation of the proceeds of the offering based upon the present state of our business, operations and plans, and current business conditions. Our board of directors will have broad discretion to determine the use of a substantial portion of the proceeds of the offering.

                         DETERMINATION OF OFFERING PRICE

     There is no market for our securities. The initial offering price was arbitrarily determined by our board of directors, and bears no relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Among the factors we considered are the lack of operating history of Mac Filmworks, the proceeds to be raised by the offering, the amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present stockholders, our relative capital requirements, and the current market conditions in the OTC Electronic Bulletin Board.


                                DIVIDEND POLICY

     We have not declared or paid cash dividends on our common stock to date. Our current policy is to retain earnings, if any, to provide funds for operating and expansion of our business. This policy will be reviewed by our board of directors from time to time in light of our earnings and financial position.


                                    DILUTION

     The difference between the initial public offering price and the net tangible book value per share of common stock after this offering constitutes the dilution to investors in the offering. Net tangible book value per share is determined by dividing total tangible assets less total liabilities by the number of outstanding shares of common stock.

     The tables below assume that the value of the units is allocated entirely to the shares underlying the units and not the warrants.

     As of September 14, 2001, the net tangible book value of our common stock was $(432,714) or $(0.04) per share. Without taking into account any changes in net tangible book value after September 14, 2001, other than to give effect to the sale of a minimum of 100,000 units and a maximum of 250,000 units offered in the offering, the net tangible book value of our common stock (prior to offering expenses and sales commissions) would be approximately $(0.03) per share and $(0.02) per share, respectively. The following table illustrates this per share dilution:

                                                   MINIMUM OFFERING    MAXIMUM OFFERING
                                                  ------------------  ------------------
Offering price per share . . . . . . . . . . . .  $            1.00   $            1.00
Net tangible book value per share of outstanding
 common stock prior to the offering. . . . . . .  $           (0.04)  $           (0.04)
Increase attributable to new investors . . . . .  $            0.01   $            0.02
                                                  ------------------  ------------------
Net tangible book value per share of outstanding
common stock after the offering. . . . . . . . .  $           (0.03)  $           (0.02)
                                                  ------------------  ------------------
Per share dilution to new investors. . . . . . .  $            1.03   $            1.02
                                                  ==================  ==================

     If we sell the minimum number of units, investors in this offering will be contributing approximately 7.0% of the total capital consideration to Mac Filmworks but will receive only 0.9% of our shares outstanding. Alternatively, if we sell the maximum number of units, investors in this offering will be contributing approximately 15.9% of the total capital consideration to Mac Filmworks but will receive only 2.3% of our shares outstanding. In the aggregate, purchasers in this offering will bear a greater risk of loss than our current stockholders. The following tables sets forth, as of September 14, 2001, the total number of shares of common stock purchased from Mac Filmworks, the total consideration recorded and the average price per share for the existing holders of our common stock. The total consideration paid was taken prior to deduction of expenses.


                                Minimum Offering
                                  100,000 Units

                        Shares purchased       Total consideration    Average price
                      ---------------------  -----------------------  --------------
                        Number     Percent     Amount      Percent      per share
                      ----------  ---------  ----------  -----------  --------------
Existing shareholder  10,654,658      99.1%  $1,321,856        93.0%  $         0.12
New shareholder. . .     100,000       0.9%  $  100,000         7.0%  $         1.00
    Total. . . . . .  10,754,658       100%  $1,321,856         100%  $         0.13


                                Maximum Offering
                                  250,000 Units

                        Shares purchased       Total consideration    Average price
                      ---------------------  -----------------------  --------------
                        Number     Percent     Amount      Percent      per Share
                      ----------  ---------  ----------  -----------  --------------
Existing shareholder  10,654,658      97.7%  $1,321,856        84.1%  $         0.12
New shareholder. . .     250,000       2.3%  $  250,000        15.9%  $         1.00
    Total. . . . . .  10,904,658       100%  $1,571,856         100%  $         0.14


                                 CAPITALIZATION

     The following table sets forth actual capitalization as of September 14, 2001, on an unaudited basis, on (1) an as-adjusted basis to give effect to the sale of a minimum of 100,000 units in the offering and the application of the gross proceeds from such units, and on (2) an as-adjusted basis to give effect to the sale of a maximum of 250,000 units in the offering and the application of the gross proceeds from the units. This table should be read in conjunction with "Management's discussion and analysis of financial condition or plan of operation" and the Financial Statements included in this prospectus.

                                                                  FROM OCTOBER 1997 (INCEPTION)
                                                                   THROUGH SEPTEMBER 14, 2001
                                                      ----------------------------------------------------
                                                         ACTUAL      MINIMUN OFFERING    MAXIMUM OFFERING
                                                      ------------  ------------------  ------------------

Common Stock, $.0001 par value, 50,000,000
shares authorized; 10,654,658 shares, 10,754,658,
and 10,904,658 issued and outstanding, respectively.  $     1,065   $           1,075   $           1,090

Preferred Stock, $.0001 par value, 10,000,000
shares authorized,  no shares outstanding. . . . . .           --                  --                  --

Retained Earnings. . . . . . . . . . . . . . . . . .           --                  --                  --

Additional paid-in capital . . . . . . . . . . . . .  $ 1,320,791   $       1,420,781   $       1,570,766

Accumulated deficit. . . . . . . . . . . . . . . . .  $(1,754,570)  $      (1,754,570)  $      (1,754,570)

Total stockholders' equity (deficit) . . . . . . . .  $  (432,714)  $        (332,714)  $        (182,714)

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS


GENERAL

     We intend to develop, market and distribute our entertainment library of motion pictures, television series, and children's films and cartoons. We intend to market these properties to network and independent television stations, cable, pay television and home video in the domestic and international markets.

     Through 2000, we have acquired or obtained options to acquire approximately 2,000 films, television serials, animated features and cartoons. We purchased approximately 996 titles from six different entities for approximately $743,230, comprised of the following:

          -    $76,390 cash;
          -    247,680 shares of common stock valued at $123,840; and
          -    $540,000 in promissory notes.

As of June 30, 2001, we owed approximately $681,784 in principal and accrued interest for the purchase of these entertainment libraries.

     In 1997, we obtained options to purchase 800 titles from Durbin Entertainment and 239 titles from Saturn Video. The Durbin Entertainment library currently has approximately 1,600 films and over 100 television serials with thousands of episodes from which me may choose. The option, which expires in August 2002, provides that we may require Durbin to deliver 100 films of our choice and in return we may either pay in cash or issue a non-recourse promissory note for $30,000 for each 100 titles we select. In 1997, we paid Durbin Entertainment $16,000 cash and 24,000 shares of common stock valued at $12,000. Of the $28,000 paid, $13,000 was used to purchase the first tranche of 100 films, and $15,000 was the purchase price of the option. As of September 14, 2001, we have selected approximately 30 films from the Durbin library and are currently owed approximately seventy films. We also have an option to acquire 239 titles from Saturn Video. We may exercise the option on the Saturn Video films by issuing a non-recourse promissory note for the entire principal
amount, $100,000.   In July 2000, we entered into an agreement to purchase an
additional 70 films from Saturn Video for up to 200,000 shares of common stock and $20,000. We have not issued any shares of common stock or paid any part of the $20,000 required to complete the purchase of the 70 films from Saturn Video.

     We do not intend to exercise our option to purchase any of the additional 700 films in the Durbin library or the 239 films in the Saturn library until we have sufficient capital to proceed with the marketing and development of those titles.

          We   intend to distribute and market our properties through:

          -    home video broadcast direct response;
          -    retail sell-through;
          -    foreign home video and television; and
          - barter syndication to over-the-air and cable networks and independent television stations.

Our distribution will be similar to that of conventional distributors of conventional nostalgic content and family programming, but we will own our own
entertainment software library.     If we are able to raise additional capital,
we may distribute our current library of film and television properties through the Internet by video-on-demand and by direct sales of videocassettes and DVDs to consumers.

     We are a development stage company with a limited operating history. We were organized as a Delaware corporation in September 1997, under the name Keystone Entertainment, Inc., as a wholly-owned subsidiary of G/O International Inc., a publicly held Colorado corporation. In October 1997, we entered a reorganization agreement with Mac Filmworks, Inc., a Texas corporation, which was formed in November 1994 to acquire, license and distribute classic films, television serials, children's programming and other film products. Through the reorganization we acquired all of the issued and outstanding common stock of Mac Filmworks-Texas in exchange for 4,747,680 shares of our common stock, or 77% of the outstanding shares. Under the reorganization agreement, G/O International was required to register the distribution of 1,600,000 shares of Keystone common stock which it owned, to the shareholders of G/O International. In January 1998, we amended our certificate of incorporation to change our name from Keystone Entertainment, Inc. to Mac Filmworks, Inc.

     In November 2000, we amended the reorganization agreement between Mac Filmworks-Texas, Mac Filmworks-Delaware and G/O International because G/O International had not registered the distribution of the 1,600,000 shares. The amendment to the reorganization agreement provided that G/O International agreed to cancel any ownership rights in the 1,600,000 shares of Mac Filmworks-Delaware common stock it was originally issued, and in return Mac Filmworks-Delaware released G/O International from its obligation to register the distribution of the 1,600,000 shares of common stock and issued to G/O International 160,000 shares of common stock.

     We have no discontinued operations or other non-recurring items. We have no foreign operations and no transactions have been in a foreign currency.

PLAN OF OPERATIONS FOR FISCAL 2001

     Since inception, we have not generated any revenues. We have no revenues because we do not have the capital necessary to prepare our films for distribution and market them. Our operating expenses were cut to a minimum this past year due to our lack of funds. We had to postpone additional film library purchases, colorization program, stock registration, marketing and distribution, and extend existing debt obligations this past year because we have had limited cash reserves. Our operating expenses have risen and fallen based on our available cash. Our future level of operations will be dependent on future cash availability.

     Since inception, we have raised approximately $461,720 through the sale of common stock. As of September 14, 2001, we had $1,100 in cash reserves. We will require significant working capital in order to develop our business plan as intended. We believe we will need a minimum of approximately $75,000 per month to market and distribute approximately 200 films, make principal and interest payments on our outstanding debts and to fund general working capital expenses.

     Assuming we sell the minimum amount, we believe the net proceeds of the offering will be sufficient to fund our operating requirements for approximately three months from the release of proceeds from escrow. If we raise the maximum amount, we believe the net proceeds will be sufficient to fund our operating requirements for approximately six months from the release of proceeds from escrow.

     We do not anticipate that we will be able to generate sufficient cash flows to cover operating expenses within six months. Therefore, we will need to raise additional capital within the next twelve months. We owe approximately $681,784 for promissory notes we issued in connection with the purchase of our film libraries, which are due in August and September 2003. We have interim principal payments of approximately $275,000, which are due in August and September 2002. We do not intend to set up a sinking fund for the repayment of the notes.

     If we are able to raise additional capital in the future, we may determine to distribute our products through the Internet through video-on-demand or through direct sales of DVDs and videocassettes. Upon completion of this offering, we do not intend to hire any additional employees until we are able to generate revenues.

     We do not currently have any other commitments to raise additional capital and there is no assurance that any additional funds will be available on favorable terms, if at all. Furthermore, we can provide no assurance our estimated liquidity needs are accurate or that unforeseen events will not occur, resulting in the need to raise additional funds.

     If we are unable to raise additional funds, we may have to limit our operations to an extent not presently determinable by management, but which may include the sale of any assets owned or our ceasing to conduct business. Although we have no commitments for capital, we may raise additional funds through:

          - public offerings of equity, securities convertible into equity or debt,
          -    private offerings of securities or debt, or
          -    other sources.

     Our investors should assume that any additional funding will cause substantial dilution to current stockholders. In addition, we may not be able to raise additional funds on favorable terms, if at all

                                    BUSINESS


GENERAL

     We are a start-up entertainment company that will engage in the development of our existing and to be acquired nostalgic content entertainment library of:

          -    full length motion pictures or feature films;
          -    television series;
          -    made-for television movies;
          -    animation for children's films; and
          -    cartoons.

     Initially, we intend to market and distribute our entertainment library through traditional distribution channels, which include network and independent televisions stations, cable and satellite, pay television and home video in the domestic and international markets, including video cassette, and digital versatile discs, or DVDs.

     If we are able to raise additional capital in the future, we intend to market and distribute our entertainment library via the Internet and on-demand ordering at our web site at www.macfilmworks.com. Our website is not currently
                            ---------------------
operational. We believe that with the continual advancement of microcomputer technology and the expansion of broad bandwidth technology, the future of movie or video distribution will be through direct on-demand downloads over the Internet.

     We believe we are set apart from other companies with entertainment libraries by the size of our library. We currently have approximately 1066 films and have options to purchase approximately an additional 939 films. We believe the vertical integration of owning film and television syndication programming and bartering to sell that same programming via direct response and retail home video provides us a distinct competitive advantage. We believe that distributors and television stations will welcome the numerous titles available in our entertainment library as a realistic means to provide quality programming without the risks of failure from the new production of television shows or movies.

     We believe that access to our broad base of programming can substantially improve the economics for these television broadcasters and cable operators. We intend to market our entertainment library to these clients on mutually attractive barter syndication or at the most competitive rates available because of the economies of scale we intend to achieve through the ownership of all our titles.

INDUSTRY BACKGROUND

     Both the motion picture and television industries are made up of two principal activities: production and distribution. Production involves the development, financing and production of feature-length motion pictures or television series. We do not plan to focus any attention on production activities. We plan to concentrate on the distribution and marketing of our current film and television library and any future properties we acquire.

Film Distribution.

     Films are generally licensed for network broadcast and local television stations following distribution to theaters, home video and pay television. Licensing of feature films to commercial television is generally accomplished subject to agreements that allow a fixed number of telecasts over a prescribed period of time for a specified license fee. Typical U.S. network licenses cover a six-year or seven-year period and can provide for exclusive exhibition on the network. Licensing to the major commercial network affiliates and direct licensing to local, domestic and foreign television stations can be a steady source of programming revenues. In general, television licensing fees vary in range from approximately one thousand dollars to hundreds of thousands of dollars, and millions in some cases, depending on the title, the number of times it may be broadcast, whether it is being licensed to a network, independent or cable television station, and when it will broadcast.

Television Distribution.

     The U.S. television market is served by network affiliated stations, independent stations and cable systems, although the number of independent stations has decreased as many formerly independent stations have become affiliated with new networks in recent years. During prime time hours, network affiliates primarily broadcast programming produced for the network. In non-prime time, network affiliates telecast:

     -    network  programming;
     -    off-network  programming;
     - first-run programming-programming produced for distribution on a syndicated basis; and
     -    programming  produced  by  the  local  stations  themselves.

     Independent television stations and cable networks, during both prime and non-prime time, produce their own programs and telecast off-network programs or first-run programs acquired from independent producers or syndicators. Syndicators generally are companies that sell to independent television stations and network affiliates programming produced or acquired by the syndicator for distribution.

     Another key element to the distribution of film and television properties in the television industry is the barter of select titles with the broadcast or cable operator. The market for barter syndication exists because of the need for programming and the operator may find it more palatable to barter its advertisement slots to obtain such programs. We could sell barter time for cash to advertisers or use the airtime to promote the library.

BUSINESS STRATEGY

     Our mission is to become a global provider of nostalgic film and television entertainment to network and independent stations, cable and satellite systems and directly to consumers through the Internet and on-demand ordering. Our strategy is founded on:

     - expanding our distribution markets and more aggressively marketing our properties to those markets;

     - acquiring film and television properties that will enhance our current library and provide us with greater leverage in marketing and licensing our properties;

     - developing a user-friendly and informative Internet web site at www.macfilmworks.com for a broadband, interactive Internet presence;
          --------------------
          and

          - increasing the marketability and renewing copyrights of selected properties by colorization of select titles.

Distribution, licensing and marketing of our entertainment library

     Our entertainment software library currently consists of over 996 film properties. We have the right to purchase an additional 1009 film and television properties, which we intend to exercise upon the completion of this offering.
We intend to market and distribute these properties through home video broadcast direct response television, and barter syndication to over the air, cable and independent television stations. We intend to operate similar to conventional distributors, however, we will own our entertainment library as opposed to many distributors who only have the right to sell the property with a percentage of the revenue going to the owner.

     We intend to market and license our library to major network and independent television stations, both domestic and international, satellite networks, pay-per view and cable system operators.

     We intend to utilize our film library for the home video distribution business with a focus on the direct and retail sell-through markets. Products we intend to market for consumer purchase will primarily consist of select titles from library on videocassettes and DVDs. Typical suggested retail prices for videocassettes to be marketed as sell-through will range from $7.99 to $19.95 per program. Suggested retail prices on DVDs will range from $10.99 to $29.98 per program.

     We intend to outsource the international distribution and marketing of our entertainment library for network, independent, cable and pay-television barter syndication and also retail sell-through and direct home video.

Acquisition of feature films and television programming

     Our long-term strategy is to have an entertainment library of at least 3,500 film and television properties, which we believe will give us substantial bargaining leverage in marketing and distribution. If we are able to raise additional capital and fulfill are obligations on our current libraries, we intend to acquire additional film libraries.

     We intend to monitor the industry for companies with available films and television programming properties and attempt to acquire rights to the properties which we believe are saleable to various markets, foreign and domestic. Before acquiring rights to a specific film, program or library, we plan to analyze its viability for licensing or distribution in light of its projected costs and revenues and attempts to target the properties' audience appeal. We include in our initial calculation the degree to which we will be able to exploit the properties through various distribution channels. In determining the desirability of acquiring rights to films or television programs, we plan to examine their:

          -    content;
          -    genre;
          -    quality;
          -    theme;
          -    participating talent-actors and directors;
          -    plot;
          -    format; and
          - other criteria to determine the properties' suitability for the commercial broadcast, cable, satellite, pay television and home video markets.

Internet web site

     We intend to develop an interactive web site that will provide consumers video-on-demand, which is the ability to offer our film and television programming in digital format, downloadable to their computer or convergence set-top box units via broadband Internet connections. We believe this is the future of home entertainment. We have not begun the development of our web site or digitizing titles from our entertainment library.

     We also intend to market and sell our film and television properties on our web site in DVD and videocassette formats, as an alternative to on-demand downloads.

Colorization of select titles from our entertainment software library

     We believe that computerized colorization will be an additional value-added strategy for selected titles from our entertainment library. We believe that black and white classic and children's programming, particularly animation, has limited appeal to today's kids. In addition to increasing a films market potential, it allows us to obtain a copyright on the colorized version of each work. We estimate that the cost of colorizing one hour of black and white film/television material is approximately $100,000.

OUR ENTERTAINMENT LIBRARY

     We will own masters, or films and videotapes suitable to be transferred to a master, to all of our films. Approximately 250 properties are stored at our facilities in Shreveport. Approximately 192 properties are being stored by Western International, Inc. for a monthly storage fee of $130. The remainder of our film and television properties are currently being held by their previous owners until we specify a delivery date and location.

     We have included in our description of our film properties below, a sample of the titles we own or have the option to purchase, as we intend to exercise this option upon the completion of this offering. Our library contains titles from numerous genres including:

          -    film noir;
          -    classics;
          -    cult movies;
          -    martial arts;
          -    comedies;
          -    family and children's films; and
          -    television programs.

Some of our most popular film properties which we purchased or have the option to purchase include:

          - Classics such as His Girl Friday with Cary Grant and Rosalind Russel, Alfred Hitchcock's The 39 Steps, The Man Who Knew Too Much, and 19 other feature films by the director.

          - Cult movies such as The Creature from Black Lake, The Night of the Living Dead, The Little Shop of Horrors (1960), and Tunnelvision.

          - Exploitation movies like TNT Jackson, CC and Company with Joe Namath and Ann Margaret, and Dance Hall Racket with Lenny Bruce.

          - Westerns feature films starring the following actors: John Wayne (12 films), Roy Rogers (55 films), Hopalong Cassidy (23 films), Zane Gray (13 films), among others.

Some of the most popular television properties which we have purchased or have the option to purchase include numerous episodes of each of the following:

     -    The Adventures of Robin Hood          -    The Danny Thomas Show
     -    The Adventures of Ozzie & Harriet     -    The Dick Van Dyke Show
     -    Alfred Hitchcock's Presents           -    Dragnet
     -    The Andy Griffith Show                -    The Jack Benny Show
     -    Beverly Hillbillies                   -    Leave it to Beaver
     -    Bonanza                               -    The Lone Ranger
     -    George Burns & Gracie Allen           -    The Milton Berle Show
     -    The Celebrity Playhouse               -    This Is Your Life
     -    The Cisco Kid                         -    Zorro Rides Again

Many of the television properties we purchased or have the option to purchase do not include all episodes in the series but may include only a number of episodes.

OUR WEB SITE

     If we are able to raise additional capital, we intend to design a web site to market and distribute our products directly to consumers. We intend the design of our online store to be intuitive and easy to use, while providing a substantial amount of features that enhance the shopping experience. We plan for our web site to allow consumers, in addition to ordering products, to conduct targeted searches, view detailed information about products, participate
in promotions and check their order status.   The following highlights some of
the key features of our online store:

          Browsing. Customers will be able to browse by category, including action, drama, horror, family, children's, and comedy, or use a keyword search in order to locate a specific title. Also, we plan to allow customers to execute more sophisticated searches based on numerous pre-selected criteria, including names of actors or directors, price range, and year of release.

     - Product information. At our online store, we plan to provide customers with detailed product information, including reviews and recommendations of related titles.

     - Ordering. We plan to design an ordering system which allows a customer to simply click on an "order" button to add products to a virtual shopping cart.

     - Paying. We intend to accept only credit card or debit cards, which will be authorized during the checkout process and charged when the item is shipped to the customer. We intend to use encryption technology that works with the most common Internet browsers to prevent unauthorized parties from reading information sent by our customers. We plan for our system to automatically confirm receipt of each order via e-mail within minutes and notify the customer when we ship the order, which will usually occur within a week or placing an order.

     - Customer service. From every page of our online store, we plan to allow customers to click on a "customer service" button to go to a customer service area. We plan for this area to contain extensive information for first-time and repeat visitors. In addition, we intend to provide customers with information on our policies, answer their most frequently asked questions and enable them to send us suggestions via e-mail.

     To encourage purchases, we intend to feature various rotating promotions and continuously update our online recommendations.

MARKETING STRATEGY

Marketing and distribution to home video market.

     We intend to distribute videocassettes and DVD of feature films to the domestic home video rental market primarily by selling them to wholesale distributors, who then sell the videocassettes and DVDs to rental outlets, such as video rental chains, individual video rental stores, and supermarkets. We also intend to attempt to sell videocassettes directly to such companies as Blockbuster Entertainment and Hollywood Entertainment.

     We believe that the packaging and art work for the video boxes, posters, advertisements and other selling materials relating to the films we distribute to the United States home video rental and sell-through markets are key factors in determining the amount of sales. We plan to be involved with the design of the promotional campaign for all properties we release. While some of the art works for packaging, advertisements, trade show displays and posters may be created entirely in-house, we plan to commission outside parties to assist in the art work for these materials. We then plan to arrange for the printing, production and distribution of all promotional materials.

     We intend to market films and television programs that are intended to be purchased by consumers by the following means:

     - selling to distributors and rack-jobbers who then sell the products to large retail outlets such as Best Buy, Music Land and Tower Records, convenience stores such as 7-11, or mass merchants such as Sam's Club, or otherwise market the products via shelf space that occupy at these locations, for resale to the ultimate consumer;

     - direct response advertisements appearing as trailers on our home videocassettes and at the end of broadcasts of some of our programs; and

     - sales to specialty retail outlets such as governmental agencies, gift stores, libraries, museums, Radio Shack, The Sharper Image, General Nutrition Centers, and Home Depot.

     In addition, we intend to market our properties directly to consumers through their inclusion in catalogs operated by Mac Filmworks and others, and through our web site we plan to develop.

Marketing and distribution to broadcast and cable television.

     In connection with our distribution and licensing of films and television programming to the United States television market, we intend to emphasize the development, marketing and distribution of our entertainment library in the pay, basic cable and over-the-air broadcasting markets. We intend to implement this strategy by concentrating our resources on developing a strong market presence and relationship with local independent stations that serve small to middle markets and whose bulk of advertising revenues are generated from local or regional advertisers. We intend to enter into license agreements with ultimate exhibitors, such as, television networks, television stations and cable and
satellite systems operators, as well as sub-distributors.   We intend to
outsource international distribution.

     We intend to enter license agreements with customers that grant the customer a license to either exhibit or distribute a specific film or television program for a specified term, territory and medium, and in the case of a license to a pay television channel or a broadcast or cable television operator, the right to exhibit the property a specified number of times.

     Upon the execution of a license agreement, we intend to deliver a copy of the sub-master of the film or television program in a format appropriate to the customer's needs. In consideration for the granting of the license to a specific film or television program, we intend to receive a licensing fee, which, in the case of a license granted to a distributor or a pay-per-view television exhibitor, will be a percentage of revenues from the licensee's distribution or exhibition of the property and may include an advance of the fee which is then recoupable from what otherwise would have been payable to Mac Filmworks. In the case of a license we grant directly to a broadcast network or station or pay or basic cable television operator, we plan to receive a set license fee that is not dependent upon the amount of revenue achieved by the channel, network or operator from the exhibition of the licensed property. In some cases, we will enter into barter arrangements where the license fee it receives from a television station consists of advertising time. We then sell that time to advertisers or we will use it to promote and advertise our web site.

Marketing and distribution over the Internet.

     Assuming we raise additional capital, we intend to develop a web site for the direct marketing of our products to consumers. We intend to increase the name recognition of our web site, library, and service through various marketing techniques, such as banner ads, television advertising through barter-exchange programs with television and cable stations, and the placement of advertisements on videocassettes and DVDs. We intend to expend a significant amount of funds in the transfer of our titles to digital format. We estimate this will cost between $150 and $300 per sixty (60) minutes of film.

COMPETITION

Marketing and distribution to broadcast and cable television stations.

     In marketing films and television programs, we compete against the same competitors with whom we compete for the acquisition of such products, as well as major studios, such as Time/Warner, The Walt Disney Company, MCA, Paramount, Fox, and Sony/Columbia. Since we will expend significantly less on product acquisitions than many of these competitors we believe we can produce profits from even modest sales volume.

     As a company that acts primarily as its own distributor, we compete with other distributors for wholesalers, retailers and consumers and for home video rights with products they do not produce. This competition, in the case of distribution, is influenced by box office success, advertising, publicity and other factors.

     Our primary competition are the major film libraries, which include:

     -    Time-Warner, which owns the pre-1987 MGM film library ;
     - Seagram, which owns the Universal and pre-1948 Paramount film libraries;
     -    Sony, which owns the Columbia/TriStar film library;
     -    News Corp., which owns the Fox film library;

     - MGM/United Artists, which owns the UA and post 1987 MGM film libraries;
     -    Viacom, which owns the post 1948 Paramount film library; and
     -    Disney.

The information, with the exception of the information for Mac Filmworks, Inc., was obtained from Paul Kagan Associates, Inc.

Acquisition of additional film and television properties.

     Competition for distribution rights to films and television programs is based primarily on the amount of royalty advances that companies are willing to offer to producers and the producers' perception of our marketing capabilities and its commitment to marketing the property. Our major competitors for acquisitions of films and television programs are companies such as:

     -    New Line Cinema;
     -    Artisan Home Entertainment;
     -    Trimark Entertainment;
     -    Columbia Tristar Home Video;
     -    Pearson Television;
     -    Winstar Home Entertainment; and
     -    Tapestry International.

Many of our competitors have significantly greater financial resources and
longer operating histories.   Many of the films and television programs we
intend to acquire may appeal to a more targeted audience, such that competitors who are financially stronger than Mac Filmworks may not actively pursue them.

On-line Competition.

     The online commerce market is new, rapidly evolving and intensely competitive, and we expect that competition will further intensify in the future. Barriers to entry are not extensive, and current and new competitors can launch new sites at a relatively low cost. In addition, the broader retail video industry is intensely competitive. We currently compete with a variety of online vendors who sell DVDs and videos, as well as books, music and other entertainment products, such as Amazon.com, Buy.com, Express.com and BarnesandNoble.com. We also compete with traditional retailers, including specialty video retailers, mass merchandisers, department and consumer electronics stores, such as Best Buy, Circuit City, Wal-mart, as well as mail-order video clubs, such as BMC, and Columbia House. Many of these traditional retailers also support dedicated web sites that will compete with us directly.

     Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Some of our competitors have adopted, and may continue to adopt, aggressive pricing or inventory availability policies and devote substantial resources to web site and systems development. Increased competition may reduce our operating margins, market share and brand recognition.

     Traditional store-based retailers enable customers to see and feel products in a manner that is not possible over the Internet. Some of our competitors, including Best Buy, Blockbuster Video, Inc., Hollywood Entertainment and Tower Records, have significantly greater experience in selling video, music, game or software products.

EMPLOYEES

     We currently have two employees, one of which is part-time. No employees are covered by a collective bargaining agreement. Management considers relations with its employees to be satisfactory.

FACILITIES

     We sub-lease the facilities located at 9464 Mansfield Road, Suite A-1 and Suite C, Shreveport, Louisiana, which consists of approximately 1,726 square feet, from Jim McCullough Productions, a sole proprietorship. We believe our lease rates to be competitive in the market. At the present time, we consider this space to be adequate to meet our needs.

LEGAL PROCEEDINGS

     As of the date of this prospectus, there are no legal proceedings pending or, to our knowledge, threatened against us or to which we are a party.

COPYRIGHTS

     Of the approximately 996 titles currently in our entertainment library, approximately 190, or 19%, are under copyright protection. Of the approximately 1,600 films and over 100 television serials in the Durbin Entertainment library, none are under copyright protection. Of the 309 films in the Saturn Video library, approximately 70 films are under copyright protection. Those films not under copyright protection have fallen into the public domain. A film enters the public domain when (1) the initial copyright expired without renewal for a second term, or both terms have expired or (2) the copyright notice was defective or missing from the work and no efforts were made to cure the omission. In connection with our films that have fallen into the public domain, we do not have copyright protection. However, new copyrights can be granted to public domain properties if certain modifications are made to the film, including changing the musical score, color, new openings. We currently plan to colorize certain select titles in order to make the product more marketable and to acquire a new copyright on the material.

     In connection with the public domain properties we own, we are unable to assert our exclusive right to license or distribute the films and we will have no recourse against others who also own the public domain properties.

     We intend to renew all copyrights we are able to, and to colorize selected titles in order to gain copyrights to selected titles which have fallen into the public domain or renew copyrights which are about to expire.

                                   MANAGEMENT

The executive officers and directors are as follows:

     NAME                 AGE                      POSITION

     Jim McCullough, Sr.   73  Chairman, president, chief executive officer and
                               chief accounting officer

     Richard Mann          48  Director

     Andrea O'Neal         40  Secretary


     Jim McCullough, Sr. has been our president, chief executive officer and chairman since inception. Since 1975, Mr. McCullough has served as president of Jim McCullough Productions, a sole proprietorship, which is in developing new
film and television productions.   Mr. McCullough has been involved in virtually
every aspect of the film industry since 1972, including creation, production and distribution of feature films. Additionally, Mr. McCullough is the president, chief executive officer of Triad Family Media, Inc., a company that distributes and licenses several films, having served since August 1993. He has attained national recognition as a result of his acclaimed productions of Where the Red Fern Grows, Part I and Part II and The St. Tammanay Miracle.

     Richard C. Mann has been a director since February 2000. Since 1993, Mr. Mann has been the president of New Standard Post, LLC, Richard Mann Group, Inc., and Prosperity Pictures, LLC. He has produced and/or directed over 100 films, television programs, music videos, and over 200 television commercials.

     Andrea M. Williams O'Neal has been our secretary since February 2000. Since July 1993, Ms. O'Neal has owned and operated a financial consulting firm which specializes in assisting developing companies. Ms. O'Neal was formerly employed by Merrill Lynch as a broker and financial consultant. She received a B.B.A. in finance from Texas A&M University, and studied international business and finance at Imperial College in London, England.


     EXECUTIVE COMPENSATION

     The following table sets forth information with respect to our chief executive officer as of June 30, 2001. No other executive officer has received in excess of $100,000 in compensation during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                 Long Term Compensation
                                                -----------------------------
                                  ANNUAL
                            ------------------
                               COMPENSATION               AWARDS
                            ------------------  -----------------------------
Name and
Principal Positions         Year   Salary ($)   Restricted stock award(s) ($)
--------------------------  -----  -----------  -----------------------------
Jim McCullough, Sr.,
president, chief executive   2000  $    84,000                             --
officer, and director
                             1999  $    50,000                             --
                             1998  $    50,000                          1,800


     Mr. McCullough's salary for the fiscal years 2000, 1999 and 1998 has accrued and not been paid. In addition, Mr. McCullough's salary for the year 2001 through June 30th has accrued in the amount of $42,000. Mr. McCullough received a bonus in the form of a restricted stock grant in the amount of 1,000,000 shares valued at $.10 per share for a cash value of $100,000.

     The named executive officer did not receive perquisites or other benefits valued in excess of 10% of the total reported annual salary and bonus.

EMPLOYMENT AGREEMENT

     We entered into an employment agreement with Mr. McCullough, Sr. in January 2001 for a period of three years. The agreement provides for an annual salary of $84,000, and contains a limitation on his ability to pursue other business activities. Since Mr. McCullough owns and controls other entities which are in similar businesses as MacFilmworks, he has agreed to limit his involvement in those entities to no more than 10% of his daily business activity.

STOCK OPTIONS

     In January 1998, the board of directors and majority stockholders adopted a stock option plan under which 500,000 shares of common stock have been reserved for issuance. As of the date of this prospectus, no options have been granted under the plan and we have no present plans for the issuance thereof. We do not have a defined benefit plan or any retirement or long-term incentive plans.


                             PRINCIPAL STOCKHOLDERS

     The table below sets forth, as of September 14, 2001, the beneficial ownership of common stock of:

     -    our directors;
     -    our named executive officers;
     -    the holders of five percent or more of our common stock; and
     -    our officers and directors as a group.

                            NUMBER OF SHARES OF
                               COMMON STOCK      PERCENTAGE OF
NAME OF BENEFICIAL OWNERS   BENEFICIALLY OWNED   OWNERSHIP (1)
Richard Mann . . . . . . .               10,000             <1%
Jim McCullough, Sr . . . .            3,070,000           28.8%
John Howe. . . . . . . . .            1,600,000           15.0%
Andrea O'Neal. . . . . . .                5,000             <1%
Brewer & Pritchard, P.C. .              766,666            7.2%
All officers and directors
as a group, (3) persons. .            3,085,000           29.0%

(1)     based on 10,684,658 shares outstanding prior to the offering.

     Mr. McCullough, Sr.'s and Ms. O'Neal's address is 9464 Mansfield Road, Suite A-1, Shreveport, Louisiana 71118. Mr. Jim McCullough, Sr. beneficially owns 2,800,000 shares individually, 200,000 shares held by his spouse, and 70,000 held by Jim McCullough Productions.

      Mr. Mann's address is 8665 Lookout Mt. Avenue, Los Angeles, CA 90046. Brewer & Pritchard's address is Three Riverway, Suite 1800, Houston, Texas 77056. Mr. Howe's address is 1006 North Lane, Shreveport, Louisiana 71107.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We currently lease our facilities in Shreveport from Jim McCullough Productions at a monthly rate of $1,000, on a month-to-month basis. Jim McCullough Productions is a sole proprietorship owned by Mr. McCullough, Sr.

     As of September 14, 2001, Mr. McCullough and his affiliates have loaned the Company approximately $250,000. This amount is payable on demand and does not accrue interest.

     In July 2001, we issued to Brewer & Pritchard 666,666 shares of common stock for services rendered and services to be rendered. In May 2001, we issued to Mr. McCullough as a bonus, 1,000,000 shares of common stock. In December 2000, we issued to Brewer & Pritchard 100,000 shares of common stock for services rendered.

                            DESCRIPTION OF SECURITIES

GENERAL

     We are authorized to issue 50,000,000 shares of common stock, $.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value.

UNITS

     We are offering 250,000 units, each consisting of one share of common stock and two redeemable warrants to purchase common stock. The common stock and warrants comprising a unit will be detachable and separately transferable.

COMMON STOCK

     As of September 14, 2001, there were 10,654,658 shares of common stock issued and outstanding that were held of record by approximately 172 shareholders. Other than 500,000 shares of common stock we have reserved for issuance under our employee stock option plan, no other shares have been reserved for issuance upon the exercise of warrants or options.

     Our certificate of incorporation authorizes 50,000,000 shares of common stock, $.0001 par value per share. The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock. The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

     Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of the affairs of Mac Filmworks, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

CLASS A WARRANTS

     Included in each unit is one Class A warrant. If the maximum number of units is subscribed, there will be 250,000 Class A warrants outstanding.

     General. The following is a brief summary of the material provisions of the Class A warrants included in the units. This summary does not purport to be complete and is qualified in all respects by reference to the actual terms and provisions of the warrant agreement. A copy of the agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

     Rights to Purchase Shares of Common Stock. Each Class A warrant will entitle the registered holder to purchase one share of common stock at an exercise price of $2.00 per share. The exercise price of the Class A warrants bears no relation to any objective criteria of value, and should in no event be regarded as an indication of any future market price of the securities offered. The warrant will expire three years from the effective date of this prospectus.

     Method of Exercise. Each holder of a Class A warrant may exercise the Class A warrant by surrendering the certificate evidencing the warrant, with the form of election to purchase on the reverse side of the certificate properly completed and executed, together with payment of the exercise price to Mac Filmworks at it principal office in Shreveport, Louisiana. The exercise price will be payable in United States dollars or by certified or official bank check or other check acceptable to Mac Filmworks payable in United States dollars to the order of Mac Filmworks, Inc. No adjustment as to any dividends with respect to the shares of common stock will be made upon an exercise of warrants. If less than all of the Class A warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants. Certificates evidencing the Class A warrants may be exchanged for new certificates of different denominations by presenting the warrant certificates at Mac Filmworks' principal office.

     Anti-Dilution Adjustments. The exercise price and the number of shares of common stock purchasable upon exercise of any Class A warrants are subject to adjustment upon the occurrence of events, including a stock dividend, a stock split or reverse stock split, reclassifications, reorganizations, consolidations and mergers. No adjustment in the exercise price of the warrants will be made unless the adjustment would result in a $0.05 change in the exercise price of the warrant.

     Redemption Provisions.   We have the option to redeem the outstanding Class
A warrants in whole and not in part, at any time, on not less than 30 days' written notice to the registered holder of the warrant at a price equal to $0.05 per warrant, if the closing price per share for the common stock as reported on a national exchange, Nasdaq, the OTC Electronic Bulletin Board or in the pink sheets, exceeds two hundred percent (200%) of the exercise price of the warrant, for at last 30 consecutive trading days. You will have the right to exercise the Class A warrants under the terms described above until the redemption date. On the redemption date, if you are the registered holder of unexercised Class A warrants, you are entitled to payment of the redemption price upon surrender of the redeemed warrants.

     Other Rights. In the event of an adjustment in the number of shares of common stock issuable upon exercise of the Class A warrants, we will not be required to issue fractional shares of common stock upon exercise of the warrants. In lieu of fractional shares of common stock, there will be paid to the holder of the warrant at the time of exercise an amount in cash equal to the same fraction of the current market value of a share of common stock.

     Class A warrant holders do not have any voting or any other rights of stockholders of the Company and are not entitled to dividends.

     A Class A warrant will not be exercisable by a warrant holder if (1) the shares of common stock issuable upon exercise of the warrant have not been registered under the securities or blue sky laws of the state of residence of the holder or (2) a current prospectus meeting the requirement of the laws of the state cannot be lawfully delivered by us or on our behalf. Under the terms of the Class A warrant agreement, we have agreed to use reasonable efforts to register the shares in which holders of warrants are known to reside and to maintain a current prospectus.

     Modification of Warrant Agreement. The Class A warrant agreement contains provisions permitting us without the consent of any warrant holder (1) to supplement or amend the warrant agreement in order to cure any ambiguity, (2) to correct or supplement any provision contained in the agreement which may be defective or inconsistent with any other provision, or (3) to make any other provisions in regard to matters or questions arising thereunder which we deem necessary or desirable and which does not adversely affect the interests of the warrant holders.

CLASS B WARRANTS

     Included in each unit is one Class B warrant. If the maximum number of units is subscribed, there will be 250,000 Class B warrants outstanding. The terms and conditions of the Class B warrants are identical to those of the Class A warrants, except that the Class B warrants are exercisable at a price of $3.00 per share.

PREFERRED STOCK

     Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

          -    restricting dividends on the common stock;
          -    diluting the voting power of the common stock;
          -    impairing the liquidation rights of the common stock; and
          - delaying or preventing a change in control of Mac Filmworks without further action by the stockholders.

We have no present plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER STATUTE AND CHARTER PROVISIONS

     Delaware anti-takeover statute.  We are subject to the provisions of
Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to some exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - Before this date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
     - Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

          -    by persons who are directors and also officers, and

          - by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be offered in a tender or exchange offer; or

          - On or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock, which is not owned by the interested stockholder.


     For purposes of Section 203, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years before the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

     Certificate of incorporation.  Our certificate of incorporation provides:

          - For the authorization of the board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock; and

          - That special meetings of stockholders may be called only by the chairman of the board, our president, or 30% of all the shares entitled to vote at the proposed special meeting.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of Mac Filmworks. These provisions are designed to reduce the vulnerability of Mac Filmworks to an unsolicited proposal for a takeover of Mac Filmworks. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of Mac Filmworks. These provisions may also have the effect of preventing changes in the management of Mac Filmworks.

TRANSFER AGENT

     The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc.


                         SHARES ELIGIBLE FOR FUTURE SALE

     There is currently no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. As described below, as of the date of this prospectus, nearly all of the shares will be available for sale.

          - As of the completion of this offering, there will be 10,804,658 shares of common stock issued and outstanding (assuming the maximum number of units are sold and the warrants underlying the units are not exercised).

          - Of these shares, the shares sold under this prospectus will be freely tradeable without restriction or further registration under the Securities Act, unless the shares are held by "affiliates" of Mac Filmworks. Affiliates of Mac Filmworks are people that control or are controlled by Mac Filmworks. Among others, this includes our officers, directors, and large shareholders.

          - Of the remaining shares outstanding, all of them will be eligible for public sale under Rule 144, commencing 90 days after the effective date of this registration statement, once these shares have been held for one year.

SHARES OWNED FOR AT LEAST ONE YEAR MAY BE SOLD UNDER RULE 144.

     In general, under Rule 144, a person who has beneficially owned restricted shares for at least one year, including a person who may be considered to be our affiliate, would be entitled to sell, within any three-month period, a number of shares that does not exceed one percent of the number of shares of our common stock then outstanding. Rule 144 is available for sales beginning 90 days after the effective date of this prospectus, and a majority of our restricted shares will have been held for one year as of the date of this prospectus. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information. We are unable to estimate accurately the number of restricted shares that will be sold under Rule 144 because this will depend in part on the market price of our common stock and the personal circumstances of the seller.

SHARES OWNED FOR AT LEAST TWO YEARS MAY BE SOLD UNDER RULE 144(K) BY NON-AFFILIATES OF MAC FILMWORKS.

     Under Rule 144(k), a person who is not considered to have been an affiliate of Mac Filmworks at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell shares without complying with the manner of sale, public information, volume limitation, or notice requirements discussed above. Therefore, unless otherwise restricted, shares may be sold under Rule 144(k) immediately following completion of the two-year holding period without limitation.


                              PLAN OF DISTRIBUTION

     We are offering 250,000 units at an offering price of $1.00 per unit. The units will be offered on a best efforts minimum/maximum basis with a minimum offering of 100,000 units or $100,000, and a maximum offering of 250,000 units or $250,000. The shares will be offered and sold through __________, our underwriter and through our officers and directors. We have reserved the right to pay a cash sales commission, expenses included, up to 10% of each unit sold, provided that no commissions or expense allowances will be paid to our officers and directors. The offering will begin on the date this prospectus is deemed effective and will close upon the earlier of (1) the sale of 250,000 units, (2) 90 days after the effective date of this prospectus or (3) if agreed upon by the underwriter and our board of directors, 180 days after the effective date of this prospectus

     In connection with the efforts of our officers and directors, they will rely on the safe harbor provisions of Rule 3a4-1 of the Exchange Act. Generally, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the Exchange Act for persons associated with an issuer. No person or group has made any commitment to purchase any or all of the units. Nonetheless, our officers and directors will use their best efforts to find purchasers for the units. We cannot state at this point if all the units will be sold.

     Upon the sale of 100,000 units, the subscriptions for units in this offering that are accepted by us will be credited immediately to Mac Filmworks and those funds may be spent by us at our discretion, without any waiting period or other contingency.

     A subscription agreement to purchase the shares accompanies this prospectus, commencing on page A-1. After this registration statement has been declared effective, we will provide a subscription agreement and a copy of the final prospectus relating to this offering to each prospective investor. Subject to availability and our right to reject subscriptions, in whole or in part, for any reason, units may then be subscribed for by completing and returning the subscription agreement, together with payment for all units subscribed for, to Mac Filmworks by cashier's check, money order, or wire transfer.

     We reserve the right to reject any subscription in full or in part, and to terminate the offering at any time. The shares of common stock may only be offered, sold or traded in those states where this offering has been registered. However, we are not obligated to sell shares to any parties and we may refuse to do so. Purchasers of shares of common stock, either in this offering or in any subsequent trading market which may develop, must be residents of states in which the securities are registered or exempt from registration.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, Mac Filmworks has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

     In the event that a claim for indemnification against such liabilities, other than the payment by Mac Filmworks of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, Mac Filmworks will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     Currently, there is no public trading market for our securities and a market may never develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. As of September 14, 2001, there were approximately 172 shareholders of record.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

     Principals of Brewer & Pritchard, P.C. own 766,666 shares of common stock.


                                     EXPERTS

     The financial statements of Mac Filmworks appearing in this registration statement have been audited by Malone & Bailey, PLLC, independent auditors, as provided in their report appearing on page F-1 and are included in reliance upon the report given upon the authority of Malone & Bailey, PLLC, as experts in accounting and auditing.


                                  LEGAL MATTERS

     Legal matters concerning the issuance of shares of common stock offered in this registration statement will be passed upon by Brewer & Pritchard, P.C., Houston, Texas.

                       WHERE YOU CAN FIND MORE INFORMATION

     At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

                    Attention: Jim McCullough, Sr., President
                    Mac Filmworks, Inc.
                    9464 Mansfield Road, Suite A-1
                    Shreveport, Louisiana 71118
                    (318) 687-8785

     Our fiscal year ends on December 31. We intend to become a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings will also be available to the public on the SEC Internet site at http:\\www.sec.gov.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The certificate of incorporation of Mac Filmworks limits the liability of directors to Mac Filmworks or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director to the company or an act or omission which involves intentional misconduct or a knowing violation of law, (iii) for an act or omission for which the liability of a director is expressly provided by an applicable statute, or (iv) for any transaction from which the director received an improper personal benefit, whether the benefit resulted from an action taken within the scope of the director's office.

     The inclusion of this provision in the certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the company and its stockholders.

     Mac Filmworks's certificate of incorporation provides for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by Delaware law. The certificate of incorporation includes related provisions meant to facilitate the indemnities' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.

          SEC Registration Fees . . . . .   375.00
          Printing and Engraving Expenses      .00
          Legal Fees and Expenses . . . .      .00
          Accounting Fees and Expenses. .      .00

               TOTAL                       $   .00


                                    Part II - 1

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     In July 2001, we issued 2,000,000 shares of common stock to three
consultants for services rendered and services to be rendered.   In July 2001,
we issued 100,000 shares of common stock to one accredited investor for $10,000 cash. In May 2001, we issued 1,000,000 shares of common stock to our chief executive officer as a bonus for services rendered. We believe the above transactions were exempt from registration under Section 4(2) of the Securities Act since the transactions were non-recurring and privately negotiated.

     In December 2000, we issued 100,000 shares of common stock to a consultant for services rendered. The aggregate value of those services is estimated at $25,000. In addition, we issued 160,000 shares of common stock in September 2000 to G/O International, Inc., as part of a settlement in connection with the reorganization transaction. In February 2000, we issued 87,500 shares of common stock to six consultants for services rendered, each of which were accredited investors. The aggregate value of those services rendered was $72,500. We believe the above transactions were exempt from registration under Section 4(2) of the Securities Act since the transactions were non-recurring and privately negotiated.

     In July 2000, we sold 33,000 shares of common stock to one accredited investor at a price of $.25 for gross proceeds of $8,250 in cash and equipment. In May 2000, we sold 60,000 shares of common stock to one accredited investor at a price of $.25 for gross proceeds of $15,000. In March 2000, we sold 80,000 shares of common stock to two accredited investors at a price of $.25 for gross proceeds of $20,000. In February 2000, we sold 30,000 shares of common stock to one accredited investor and one sophisticated investor, at a price of $.25 per share for gross proceeds of $7,500. In January 2000, we sold 50,000 shares of common stock to one accredited individual for gross proceeds of $12,500. We believe the above transactions were exempt from registration under Section 4(2) of the Securities Act since the transactions were non-recurring and privately negotiated.

     In September 1999, we sold 147,000 shares of common stock to four investors for gross proceeds of $36,750. We believe the above transactions were exempt from registration under Section 4(2) of the Securities Act as privately negotiated, isolated, non-recurring transactions to accredited investors not involving any public solicitation.

     In April 1999, we issued 70,000 shares to a former director for services rendered. The services were valued at $52,500. In August 1998, we issued 320,700 shares of common stock to two former directors and nine consultants for services rendered. The services were valued at $320,700. We believe the above transactions were exempt from registration under Section 4(2) of the Securities Act as privately negotiated, isolated, non-recurring transactions to accredited investors not involving any public solicitation.


ITEM 27.  EXHIBITS

                                INDEX TO EXHIBITS


EXHIBIT NO.   IDENTIFICATION OF EXHIBIT

   3.1(a)(1)  Certificate of Incorporation of Keystone Entertainment, Inc.

   3.1(b)(1)  Certificate of Amendment to the Certificate of Incorporation of Keystone Entertainment, Inc.

      3.2(1)  Amended and Restated By-Laws of Mac Filmworks


                                    Part II - 2

      4.1(1)  Form of Specimen of Common Stock

      4.2(2)  Form of Class A Warrant

      4.3(2)  Form of Class B Warrant

      5.1(2)  Legal Opinion

     10.1(1)  1998 Employee Stock Option Plan

     10.2(1)  Reorganization Agreement, as amended.

     10.3(2)  Asset Purchase Agreement with Western International, Inc. (Cinevid)

     10.4(2)  Asset Purchase Agreement with Delta Equities Corporation

     10.5(2)  Asset Purchase Agreement with Durbin Entertainment, Inc.

     10.6(2)  Asset Purchase Agreement with RAMM Film Video, Inc. for the purchase of 175 feature films

     10.7(2)  Asset Purchase Agreement with RAMM Film Video, Inc. for the purchase of 91 cartoons

     10.8(2)  Asset Purchase Agreement with Saturn Productions

     10.9(2)  Asset Purchase Agreement with Western International, Inc.

     10.10(1) Employment Agreement with Jim McCullough, Sr.

     21.1(1)  List of Subsidiaries

     23.1(1)  Consent of Malone & Bailey

     23.2(3)  Consent of Brewer & Pritchard, P.C. (included in Exhibit 5.1)

     99.1(2)  Subscription Agreement

     99.2(2)  Escrow Agreement

(1)     Contained herein.
(2)     To be filed by amendment.
(3)     Contained in Exhibit 5.1.


ITEM 28.     UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                                    Part II - 3

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

          iii. To include any additional or changed material information with respect to the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  i.   That, for the purpose of determining liability under the
               Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          ii. That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                    Part II - 4

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shreveport, State of Louisiana, on the 28 day of September, 2001.


                              MAC FILMWORKS, INC.



                              By: /S/ Jim McCullough, Sr.
                                     Jim McCullough, Sr.,  President and
                                     Chief Executive Officer

                         _________________________

          This registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                             Title                         Date

/S/ JIM MCCULLOUGH, SR.  Chairman of the Board, Chief Executive   September 28, 2001
-----------------------  Officer, President and Chief Accounting
JIM MCCULLOUGH, SR.      Officer

/S/ RICHARD MANN         Director                                 September 28, 2001
-------------------
RICHARD MANN

/S/ ANDREA O'NEAL        Secretary                                September 28, 2001
-------------------
ANDREA O'NEAL


                                    Part II - 5

                               MAC FILMWORKS, INC.

                          (A Development Stage Company)


                              FINANCIAL STATEMENTS


                 For the Years Ended December 31, 2000 and 1999, and the period from November 22, 1994 (Inception) to December 31, 2000

                                 MAC FILMWORKS, INC
                           (A Development Stage Company)
                                   BALANCE SHEETS
                          As of December 31, 2000 and 1999


                                                        2000          1999
                                                    ------------  ------------
     Assets

Cash                                                $       222   $        34
Motion Picture Film Library                             655,801       655,801
Motion Picture Film Library Purchase Rights              28,000        28,000
Computer equipment, net of accumulated
      depreciation of                               $     1,088         5,441
                                                    ------------  ------------
      Total Assets                                  $   689,464   $   683,835
                                                    ============  ============



      Liabilities and Stockholders' Deficit

      Liabilities
Notes payable for film library purchases,
  including accrued interest                        $   653,124   $   599,840
Due to related parties                                  237,847       141,000
Accrued officer salary                                  184,000       100,000
Accounts payable                                         33,335        65,885
Notes payable to banks                                   52,230        47,488
                                                    ------------  ------------
      Total Liabilities                               1,160,536       954,213
                                                    ------------  ------------
Contingent liability

Stockholders' Deficit
  Preferred stock, $.0001 par, 50,000,000 shares
     authorized, no shares issued or outstanding
  Common stock, $.0001 par, 10,000,000 shares
      authorized, 7,554,658 and 6,954,158
      shares issued                                         756           695
  Paid in capital                                     1,096,723       976,909
  Deficit accumulated during the development stage   (1,568,551)   (1,247,982)
                                                    ------------  ------------
      Total Deficit                                  (  471,072)   (  270,378)
                                                    ------------  ------------
Total Liabilities and Stockholders' Deficit         $   689,464   $   683,835
                                                    ============  ============


              See accompanying summary of accounting policies and
                         notes to financial statements.

                               MAC FILMWORKS, INC.
                          (A Development Stage Company)
                             STATEMENTS OF EXPENSES
                 For the Years Ended December 31, 2000 and 1999,
     And the Period from November 22, 1994 (Inception) to December 31, 2000



                                                                Period from
                                                                Inception to
                                                                  Dec. 31,
                                        2000         1999           2000
                                     -----------  -----------  --------------
Operating Expenses
General and administrative           $  266,198   $  206,123   $   1,414,866
Depreciation and amortization             1,088                        8,588
Gain on disposition of assets                                         (5,925)
Interest expense                         53,284       39,774         178,522
Debt forgiveness                                     (27,500)        (27,500)
                                                  -----------  --------------
Net Loss                             $ (320,570)  $ (218,397)  $  (1,568,551)
                                     ===========  ===========  ==============

Net Loss Per Common Share            $     (.04)  $     (.03)
Weighted average shares outstanding   7,289,991    6,783,825


              See accompanying summary of accounting policies and
                         notes to financial statements.

                                           MAC FILMWORKS, INC.
                                      (A Development Stage Company)
                                    STATEMENTS OF STOCKHOLDERS' EQUITY
                  For the Period from November 22, 1994 (Inception) to December 31, 2000

                                  Common Stock       Paid In      Accumulated
                                Shares    Amount     Capital        Deficit        Totals
                              ----------  -------  ------------  -------------  ------------
Issuance of stock to
  founders at inception          10,000   $     1  $       999                  $     1,000
Cancellation of stock
  issued to one of
  original founders              (1,000)
Issuances of common stock:
  to other original
 founders                     3,991,000       399         (399)
  in a private offering
 for cash                       437,500        44      237,456                      237,500
  for services related to
 the private offering           100,000        10          (10)
  public shell purchase       1,340,000       134         (134)
 for film library
 acquisitions                   247,680        25      123,815                      123,840
  for other services            150,528        15       75,249                       75,264
Issuance of common stock
  in 1998 for:
  cash                          140,750        14      130,736                      130,750
  less: costs of offering                                 (700)                        (700)
  services                      320,700        32      320,668                      320,700
Net loss - period from
  (Inception) through
  Dec. 31, 1998                                                   $(1,029,584)  (1,029,584)
                              ----------  -------  ------------  -------------  ------------
Balances, Dec. 31, 1998       6,737,158       674      887,680     (1,029,584)     (141,230)

Issuance of common stock for
  cash                          147,000        14       36,736                       36,750
  services                       70,000         7       52,493                       52,500
Net loss - 1999                                       (218,397)      (218,397)
                              ----------  -------  ------------  -------------  ------------
Balances, Dec. 31, 1999       6,954,158       695      976,909     (1,247,981)     (270,378)
                              ----------  -------  ------------  -------------  ------------
Issuance of common stock for
  cash                          226,880        23       56,697                       56,720
  services                      142,500        14       35,611                       35,625
  public shell purchase
    price adjustment            160,000        16          (16)
  payment of prior year
    account payable              45,000         5       20,995                       21,000
  computer equipment             26,120         3        6,527                        6,530
Net loss - 2000                                                      (320,570)     (320,570)
                              ----------  -------  ------------  -------------  ------------
Balances, Dec. 31, 2000       7,554,658   $   756  $ 1,096,723   $ (1,568,551)  $  (471,072)
                              ==========  =======  ============  =============  ============


              See accompanying summary of accounting policies and
                         notes to financial statements.

                                  MAC FILMWORKS, INC.
                             (A Development Stage Company)
                               STATEMENTS OF CASH FLOWS
                    For the Years Ended December 31, 2000 and 1999,
        and the Period from November 22, 1994 (Inception) to December 31, 2000



                                                                         Period from
                                                                         Inception to
                                                                           Dec. 31,
                                                   2000        1999          2000
                                                ----------  ----------  --------------
Cash Flows Used for Operating Activities
  Net (Deficit)                                 $(320,570)  $(218,397)  $  (1,568,551)
  Adjustments to reconcile net income to
    net cash provided by operating activities
      Shares issued for services                   35,625      52,500         484,389
      Forgiveness of debt                                     (27,500)        (27,500)
      Depreciation                                  1,088                       1,088
  Changes in:
      Accounts payable                            (11,548)     50,618          81,836
      Accrued officer salary                       84,000      50,000         184,000
      Accrued interest                             53,284      39,774         169,553
                                                ----------  ----------  --------------

Net Cash Used For Operating Activities           (158,121)    (53,005)       (675,185)
                                                ----------  ----------  --------------

Cash Flows Used For Investing Activities
  Purchase of Motion picture film libraries                                   (60,390)
  Purchase of Motion picture film library
    Purchase Rights                                                           (16,000)
                                                                        --------------
Net Cash Used For Investing Activities                                        (76,390)
                                                                        --------------
Cash Flows From Financing Activities
  Net loans from stockholders                      96,847      20,138         237,847
  Net advances from banks                           4,742      (3,876)         52,230
  Proceeds from sales of common stock              56,720      36,750         461,720
                                                ----------  ----------  --------------

Net Cash Provided By Financing Activities         158,309      53,012         751,797
                                                ----------  ----------  --------------

Net Increase <Decrease> In Cash                       188           7             222

Cash - Beginning of Period                             34          27               0
                                                ----------  ----------  --------------
        - End of Period                         $     222   $      34   $         222
                                                ==========  ==========  ==============


              See accompanying summary of accounting policies and
                         notes to financial statements.

                              MAC FILMWORKS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Business.  MacFilmworks, Inc. ("Company") was organized as a Texas corporation
--------
on November 22, 1994, to acquire, license and distribute classic movies, TV serials and other film products. In October 1997, it acquired Keystone Entertainment, Inc., a Delaware corporation. Pursuant to this acquisition, the Company acquired the Delaware Corporation in a transaction accounted for as a "reverse merger," or recapitalization, then was renamed Mac Filmworks, Inc. in exchange for 1,340,000 shares of Company stock, or 23% of the total stock then issued. The October 1997 agreement was amended November 21, 2000 to increase the 1,340,000 shares to 1,500,000 shares paid for Keystone.

Use of Estimates.  Preparing financial statements requires management to make
----------------
estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results could differ from those estimates.

Cash includes demand deposit bank accounts.  Company policy for "cash and cash
----
equivalents" includes any highly liquid investments with original maturities of three months or less.

Depreciation is currently being provided on the computer equipment used by the
------------
Company using the straight line method over an estimated useful life of three years.

Amortization is calculated using the straight-line method for purchased
------------
infomercials at their estimated useful life of 5 years. Motion pictures and TV serials purchased will be amortized over their expected useful rental lives which will be estimated when the films begin to be rented. As of December 31, 2000, no films had yet been rented.

Earnings (Loss) Per Share calculations are presented in accordance with
-------------------------
Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents, principally stock options, in years with net income.

Income taxes.  The Company recognizes deferred tax assets and liabilities based
-------------
on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Stock options and warrants.  The Company accounts for stock options and warrants
---------------------------
issued to employees in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. For financial statement disclosure purposes and issuance of options and warrants to non-employees for services rendered, the Company follows statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

NOTE 2 - ACQUISITION OF INACTIVE SHELL SUBSIDIARY

On October 30, 1997 the Company completed a "reverse merger" with a new Delaware corporation, Keystone Entertainment, Inc. ("Keystone"). Pursuant to the terms of this agreement, the Company's shareholders exchanged their stock 1 for 1 for shares of Keystone, which immediately renamed itself Mac Filmworks, Inc. The result was issuance of an approximate 23% of total post-merger shares outstanding of the Company in exchange for a to-be-performed public stock registration statement to be funded by the financial advisors to the Company.


NOTE 3 - ACQUISITION OF FILM LIBRARY

During 1997, the Company negotiated the purchase of 7 private libraries containing approximately 1,600 classic films, 130 television serials with 1,700 episodes, and a number of cartoons from five individuals. The Company has paid $76,390 in cash and 247,680 shares of stock to date. Total promissory notes are $653,124, including imputed and accrued interest (see Note 4) as of December 31, 2000. The stock is valued at $.50 per share which was the approximate selling price by the Company to investors during the period in which the shares were issued. Total cost of these libraries is $787,801, as follows:

  Purchased films                                             $655,801
  Add:  option payment on additional films                      28,000
  Option to acquire additional films for additional cash       104,000
                                                              --------
    Total film library cost                                   $787,801
                                                              ========

These films are carried on the balance sheet as follows:

    Motion Picture Film Library                               $655,801
    Motion Picture Film Library Purchase Rights               $ 28,000

The libraries have been valued by two independent appraisers in early 1998 at $33 million and $28 million. A revaluation to $38 million by one appraiser was made in 2000. The Company has not yet examined all properties purchased, but each agreement contains a right to substitute clause should any films be of inferior quality. The appraised values include certain films which require an additional $104,000 cash to complete the purchase. These certain films are shown separately on the balance sheet under the caption "Motion Picture Film Library Purchase Rights," because the Company does not physically possess these films and does not have ownership rights until the $104,000 is paid. However, the Company does have the right to pay a portion of this price for partial films release.


NOTE 4 - NOTES PAYABLE FOR FILM LIBRARY PURCHASES

The Company entered into purchase contracts with three different entities to purchase 5 films libraries which included promissory notes as a portion of the purchase price. These notes consist of fixed payments due as follows:

  Western International, Inc.                           $  87,000
  RAMM Film Video, Inc.                                   100,000
  RAMM Film Video, Inc.                                     8,000
  Saturn Productions, Inc.                                145,000
  Western International, Inc.                             200,000
  Contractual down payments on the above not yet paid       4,500
  Add:  imputed and accrued interest                      108,624
                                                          -------
                                                         $653,124
                                                         ========

Principal payments on the above amounts were originally due in 1998 and 1999. Interest was imputed at 15% so the original recorded notes payable and film libraries were recorded for the year ended December 31, 1997, at their net present values as of each library purchase date.

In 1998 and 2000, the notes were renegotiated and the payments on the notes were extended. Principal payments currently due include $266,000 on August 31, 2001, $8,000 on September 30, 2001, with the balance due August 31, 2002. The effective interest rate was then reduced to rates ranging from 8% to 10%. As of December 31, 2000, the notes are recorded at the net present value, plus accrued interest.


NOTE 5 - NOTES PAYABLE TO BANKS

These are summarized as follows:

  Hibernia Capital - operating loan                  $18,683
  AM South Bank - operating & equipment loans          6,711
  Toyota Motor credit                                  2,715
  4 bank credit cards                                 24,121
                                                     -------
                                                     $52,230
                                                     =======

The Hibernia Capital loan is payable in fixed installments of $650 per month including interest at 14.25%. The bank credit cards are held in the names of a founding shareholder and are revolving credit lines with interest at 19%. All loans are unsecured and are guaranteed by the founding shareholder.


NOTE 6 - SALES OF COMMON STOCK

The Company sold its common stock to investors at $.50 per share during mid-1997 and $1 per share from late 1997 through June 1998. In July 1998, the Company sold 40,000 shares for $.75 per share and 5,000 shares at $1.00 per share. No further shares were sold in 1998. In September 1999, 147,000 shares were sold for $.25 per share, or $36,750 in total proceeds. In 2000, the Company sold 226,880 shares for $.25 per share, or $56,720 in total proceeds.


NOTE 7 - STOCK ISSUED FOR SERVICES & EQUIPMENT

In 2000, the Company issued 142,500 shares to various individuals for services performed valued at $.25 per share, or $35,625 in total proceeds. In 2000, the Company issued 160,000 shares to G/O International, Inc. for payment of previously disputed services in connection with the original shell acquisition.

In 2000, the Company issued 26,120 shares in exchange for computer equipment. The shares were valued at $.25 per share, or $6,530 total. The Company also issued 45,000 shares in payment of a prior year account payable listed at $21,000.

NOTE 8 - STOCK OPTION PLANS

The Company adopted its 1997 Incentive Stock Option Plan to provide "incentive stock options" within the meaning of that term under Internal Revenue Code '422. Such share options would be sold to current officers and employees at prices at or above current stock fair market value. No limit to available options is stated. As of July 16, 2000, no options had been granted.


NOTE 9 - SUBSEQUENT EVENT

In May 2001, the Company issued 1,000,000 shares to the founding shareholder as a bonus for past services valued at $.10 per share for a total value of $100,000.

In July 2001, the Company issued 1,799,998 shares in payment of certain accounts payable listed at $94,377. The Company also issued 200,000 shares to a vendor for future services valued at $.10 per share for a total value of $20,000.


NOTE 10 - CONTINGENT ASSET & LIABILITY

On July 15, 2000, the Company entered into an agreement to purchase 70 films in exchange for 100,000 shares of restricted Company common stock, if the Initial Public Offering ("IPO") opens at $5.00 per share; The final number of shares will be prorated based on the opening price of the IPO. The total number is based on a ceiling of $7.50 per share and a floor of $2.50. In addition to the shares, the Company must pay $20,000 on the date of funding from the IPO.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
   Mac Filmworks, Inc.
   (A Development Stage Company)
   Shreveport, Texas

We have audited the accompanying balance sheet of Mac Filmworks, Inc. (A Development Stage Company) as of December 31, 2000, and the related statements of expenses, stockholders' equity, and cash flows for each of the two years ended December 31, 2000, and for the period from November 22, 1994 (Inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mac Filmworks, Inc. as of December 31, 2000, and the results of its operations and its cash flows for each of the two years then ended, and for the period from November 22, 1994 (Inception) through December 31, 2000, in conformity with generally accepted accounting principles.


Malone & Bailey, PLLC
Houston, Texas


July 16, 2001

                               MAC FILMWORKS, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                   (Unaudited)
                               As of June 30, 2001


Assets
Cash                                                           $        28
Motion Picture Film Library                                        655,801
Motion Picture Film Library Purchase Rights                         28,000
Computer equipment, net of accumulated depreciation of $2,177        4,353
                                                               ------------
     Total Assets                                              $   688,182
                                                               ============



     Liabilities and Stockholders' Deficit

     Liabilities
Notes payable for film library purchases,
  including accrued interest                                   $   681,784
Due to related parties                                             242,697
Accrued officer salary                                             226,000
Accounts payable                                                    31,401
Notes payable to banks                                              43,391
                                                               ------------
     Total Liabilities                                           1,225,273
                                                               ------------
Contingent liability

     Stockholders' Deficit
  Preferred stock, $.0001 par, 50,000,000 shares
     authorized, no shares issued or outstanding
  Common stock, $.0001 par, 10,000,000 shares
     authorized, 8,554,658 shares issued and outstanding               855
  Paid in capital                                                1,196,624
  Deficit accumulated during the development stage              (1,734,570)
                                                               ------------
     Total Deficit                                                (537,091)
                                                               ------------
Total Liabilities and Stockholders' Deficit                    $   688,182
                                                               ============

                                  MAC FILMWORKS, INC.
                             (A Development Stage Company)
                                STATEMENTS OF EXPENSES
                                      (Unaudited)
              For the 3 Months and 6 Months Ended June 30, 2001 and 2000,
          And the Period from November 22, 1994 (Inception) to June 30, 2001


                                                                          Period from
                                                                          Inception to
                          3 Months Ended            6 Months Ended          June 30,
                         2001         2000         2001         2000          2001
                      -----------  -----------  -----------  -----------  ------------
Operating Expenses
General and
  administrative      $  114,666   $   53,735   $  136,270   $  137,363   $ 1,551,136
Depreciation and
  amortization               544                     1,088                      9,676
Gain on disposition
  of assets                                                                    (5,925)
Interest expense          14,488       18,000       28,661       31,196       207,183
Debt forgiveness                                                              (27,500)
                      -----------  -----------  -----------  -----------  ------------
Net Loss              $ (129,698)  $  (71,735)  $ (166,019)  $ (168,559)  $(1,734,570)
                      ===========  ===========  ===========  ===========  ============

Net Loss Per
  Common Share        $    (.016)  $    (.010)  $    (.021)  $    (.024)
Weighted average
  shares outstanding   8,054,658    6,807,158    7,804,658    6,776,047

                                  MAC FILMWORKS, INC.
                             (A Development Stage Company)
                               STATEMENTS OF CASH FLOWS
                                      (Unaudited)
                    For the 6 Months Ended June 30, 2001 and 2000,
          and the Period from November 22, 1994 (Inception) to June 30, 2001




                                                                         Period from
                                                                         Inception to
                                                                           June 30,
                                                   2001        2000          2001
                                                ----------  ----------  --------------
Cash Flows Used for Operating Activities
  Net (Deficit)                                 $(166,019)  $(168,559)  $  (1,734,570)
  Adjustments to reconcile net income to
    net cash provided by operating activities
      Shares issued for services                  100,000      35,625         584,389
      Forgiveness of debt                                                     (27,500)
      Depreciation                                  1,088                       2,177
  Changes in:
      Accounts payable                             (1,934)     (1,340)         79,901
      Accrued officer salary                       42,000      41,725         226,000
      Accrued interest                             28,660      31,196         198,213
                                                ----------  ----------  --------------

Net Cash Used For Operating Activities              3,795     (61,353)       (671,390)
                                                ----------  ----------  --------------

Cash Flows Used For Investing Activities
    Purchase of Motion picture film libraries                                 (60,390)
    Purchase of Motion picture film library
      Purchase Rights                                                         (16,000)
                                                                        --------------
Net Cash Used For Investing Activities                                        (76,390)
                                                                        --------------
Cash Flows From Financing Activities
    Net loans from stockholders                     4,850         900         242,697
    Net advances from banks                        (8,839)      6,724          43,391
      Proceeds from sales of common stock                      54,000         461,720
                                                ----------  ----------  --------------
Net Cash Provided By Financing Activities          (3,989)     61,624         747,808
                                                ----------  ----------  --------------
Net Increase <Decrease> In Cash                      (194)        271              28

Cash - Beginning of Period                            222          34               0
                                                ----------  ----------  --------------
      - End of Period                           $      28   $     305   $          28
                                                ==========  ==========  ==============

                               MAC FILMWORKS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Mac Filmworks, Inc. have been prepared in accordance with generally accepted accounting principles and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements as of December 31, 2000 and for each of the two years then ended and for the period from November 22, 1994 (Inception) to December 31, 2000. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements as of December 31, 2000 and for each of the two years then ended and for the period from November 22, 1994 (Inception) to December 31, 2000, have been omitted.


NOTE 2 - COMMON STOCK FOR SERVICES

On May 16, 2001, the Board of Directors passed a resolution to issue the founder a bonus of 1,000,000 shares of common stock for his participation in the Company. The shares were valued at $.10 per share for a total value of $100,000.


NOTE 3 - SUBSEQUENT EVENT

In July 2001, the Company sold 100,000 shares of common stock for $.10 per share for a total value of $10,000.